                                                                     EXHIBIT 10


January 24, 1997



Mr. Louis J. Grabowsky
5911 Twin Coves
Dallas, Texas 75248

Dear Lou:

         This letter will confirm the agreement between Zale Corporation ("Zale") and you concerning the terms of your employment with Zale. As we discussed, your job title will be Executive Vice President-Finance and Chief Financial Officer of Zale. Your duties will be consistent with these positions.

         Your salary will be $325,000.00 for the first year and will be reviewed annually by Zale, with the first such review to occur in July 1998. You will also be paid a signing bonus of $100,000.00, to be paid within thirty
(30) days of your first day of employment ("Employment Date"). If you begin your employment on or before March 1, 1997, you will be eligible for a pro rated bonus pursuant to the terms and conditions of Zale's Executive Bonus Plan. You will receive all executive perquisites and fringe benefits consistent with those provided to other top executives under Zale's Key Executive Program, including a Company-provided automobile or automobile expense reimbursement.

         On your Employment Date, Zale will grant you stock options to purchase 35,000 shares of Zale's common stock in accordance with Zale's Omnibus Stock Incentive Plan at an exercise price equal to the market value of such common stock as of your Employment Date. These options will vest 25% on each anniversary of your Employment Date such that all such options will be fully vested no later than the fourth anniversary of your Employment Date.

         In the event that your employment is terminated by Zale or its successors for any reason other than for "cause" (as defined below), Zale will pay you three times your then-current base salary, to be paid at Zale's regular pay intervals from the date of termination of your employment (the "Termination Date").

         For purposes hereof, the term "cause" shall mean: (i) any dishonest or fraudulent act or course of conduct by you, or other act or course of conduct by you constituting a criminal act or which results in your gain or personal enrichment at the expense of Zale, or the commission by you of an act or a course of conduct involving moral turpitude; or (ii) your insubordination to the CEO or Board or any violation of this Agreement or of policies established by the Board or Zale; provided, however, that no such termination pursuant to this clause (ii) shall be effective unless Zale shall have given you ten days' prior written notice of any insubordination or willful violations of this Agreement or such policies which, if not discontinued or corrected, would lead to your termination for cause. You will have the opportunity to cure such non-complying conduct or performance within such ten-day period. Termination pursuant to this clause (ii) shall be effective with respect to matters referred to herein ten days after such notice unless such conduct has been cured in the good faith judgment of the Board or CEO.

         Unless superseded by a subsequent employment agreement, the initial term of this Agreement ("Initial Term") shall commence on the date hereof and continue for a period of one (1) year. At the end of the Initial Term and each "Renewal Term" (as defined below), the term of this Agreement shall be automatically renewed and extended for an additional one year period (a "Renewal Term"), unless either party delivers a written termination notice to the other at least thirty (30) days prior to the end of the Initial Term or the then current Renewal Term, as the case may be. Notwithstanding anything else contained herein to the contrary, either party may terminate this Agreement at any time and for no reason by giving the other party at least thirty (30) days' prior written notice thereof.

         If the foregoing terms are acceptable to you, please sign and return the two enclosed counterparts of this letter. Once fully executed, I will return one to you for your records.

         We look forward to your joining the Zale family.

                                   Very truly yours,


                                   /s/ ROBERT J. DINICOLA
                                   --------------------------------------------
                                   Robert J. DiNicola, as Chairman of the Board
                                   and Chief Executive Officer


                                   /s/ RICHARD C. MARCUS
                                   --------------------------------------------
                                   Richard C. Marcus, as Chairman of the
                                   Compensation Committee of the Board of
                                   Directors of Zale Corporation

         Accepted and agreed to this 24th day of January, 1997.


                                   /s/ LOUIS J. GRABOWSKY
                                   --------------------------------------------
                                   Louis J. Grabowsky